Exhibit 14.2

algodon wines & luxury development group, inc.

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors on March 24, 2015, effective April 15, 2015

The Audit Committee (the “Committee”) is a standing committee of Algodon Wines & Luxury Development Group, Inc.’s (the “Company”) Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the financial statements of the Company, of the Company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the Company’s internal audit function and independent auditors. The Committee has an oversight role, and in fulfilling that role it relies on the reviews and reports provided by the Company. The Committee will report to the stockholders in the Company’s annual information statement or proxy statement. The Committee will keep an open line of communication between the Committee, the independent accountant, the internal auditor and financial management.

In carrying out its responsibilities, the Committee believes that the policies and procedures delineated in this Charter should remain flexible in order to react to changing business and regulatory requirements.

A.	Structure and Organization

1.          Members. The Committee will be composed of at least two independent directors who are not officers or employees of the Company or its subsidiaries and who meet the definition of “independent” as set forth in Section 803A(2) of the NYSE MKT Rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. The members of the Committee must each be financially literate, and at least one member of the Committee shall have accounting or financial management expertise sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes Oxley Act of 2002 and any rules and regulations promulgated thereunder. The Committee will meet regularly to perform its duties.

2.          Operation. The Company shall provide for funding, as determined by the Committee, for payment of the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, including the payment of reasonable compensation and expenses to any independent counsel and advisors retained by the Committee.

3.          Quorum. A majority of the members of the Committee, but in no event less than two members, shall constitute a quorum for the meetings of the Committee.

4.          Record Keeping. The Committee Chair shall be responsible for establishing the agenda for a Committee meeting and the agenda shall be distributed to the Committee members prior to each meeting. Minutes of all meetings shall be prepared and submitted for approval at a subsequent Committee meeting.

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5.          Charter. The Committee shall annually review and assess the adequacy of this Charter with the Board and recommend any changes to the Board. Consistent with NYSE MKT listing requirements, this Charter will be included on the Company’s website. The Company’s annual report to stockholders will state that this Charter is available on the Company’s website.

6.          Evaluation. The Committee shall annually conduct a self-evaluation of the performance of the Committee and its activities and communicate the results to the Board.

When the Board of Directors has not appointed an Audit Committee, the entire Board of Directors will serve in the function of the Audit Committee and be subject to this Charter.

B.	Responsibilities

In furtherance of the Committee’s purpose, the Committee shall have the following authority and responsibilities:

1.	To meet to review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any other matters required to be reviewed under applicable legal, regulatory or stock exchange requirements (and unless the Company’s common stock is listed on a different stock exchange, the term “stock exchange requirements” will be interpreted in accordance with the rules and regulations of the NYSE MKT.

2.	To discuss with management and the independent auditor, as appropriate, prior to their release to the public, earnings press releases and financial presentations provided to analysts and rating agencies.

3.	To select the independent auditor to examine the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such registered public accounting firm will report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or the chair of the Committee, must preapprove any audit and non-audit service provided to the Company by the Company’s independent auditor.

4.	To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response.

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5.	To discuss with management the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management.

6.	To oversee the Company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, and allowance for loan and lease losses, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

7.	To oversee the Company’s financial reporting activities, including our annual report, and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

8.	To review and approve the internal audit functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of the senior internal audit staff.

9.	To review the Company’s internal system of audit and financial controls and the results of internal audits.

10.	To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; the auditing firm’s independence; and any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company.

11.	To prepare and publish an annual Committee report in the Company’s information statement or proxy statement.

12.	To set policies for the hiring of employees or former employees of the Company’s independent auditor.

13.	To review and investigate any matters pertaining to the integrity of management or adherence to standards of business conduct as required in the policies of the Company. This should include regular reviews of the compliance processes and programs in general and the corporate ombudsman process in particular.

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14.	To establish and oversee procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

15.	To investigate any matter brought to the attention of the Committee within the scope of the Committee’s duties, with the power to retain independent counsel and other advisors for this purpose if, in the judgment of the Committee, that is appropriate.

The Committee shall report its actions and any recommendations to the Board of Directors after each Committee meeting and shall conduct and present to the Board of Directors an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

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